Exhibit 99.1

The Middleby Corporation Reports Second Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--August 10, 2016--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing and residential kitchen industries, today reported net sales and earnings for the second quarter ended July 2, 2016. Net earnings for the second quarter were $72,891,000 or $1.28 per share on net sales of $580,456,000 as compared to the prior year second quarter net earnings of $54,267,000 or $0.95 per share on net sales of $436,291,000.

2016 Second Quarter Financial Highlights

  Net sales increased 33.1% compared to the prior year second quarter. Sales related to recent acquisitions added $127.1 million or 29.1%, in the second quarter. The impact of foreign exchange rates on foreign sales translated into U.S. Dollars decreased net sales by approximately $4.9 million or 1.1%, during the second quarter. Excluding the impact of foreign exchange, organic net sales growth increased 5.1% during the second quarter.
  Net sales at the company’s Commercial Foodservice Equipment Group increased by $32.2 million, or 11.1%, to $321.0 million in the second quarter as compared to $288.8 million the prior year second quarter. During fiscal 2015, the company completed the acquisition of Induc. During fiscal 2016, the company completed the acquisition of Follett. Excluding the impact of these acquisitions, net sales increased 5.2% in the second quarter, or 6.9% excluding the impact of foreign exchange.
  Net sales at the company’s Food Processing Equipment Group increased by $11.6 million, or 16.1%, to $83.5 million in the second quarter as compared to $71.9 million the prior year second quarter. Excluding the impact of foreign exchange, organic net sales increased 16.3% at the Food Processing Equipment Group.
  Net sales at the company’s Residential Kitchen Equipment Group increased by $100.5 million, or 133.1%, to $176.0 million in the second quarter as compared to $75.5 million in the prior year second quarter. During fiscal 2015, the company completed the acquisitions of AGA and Lynx. Excluding the impact of these acquisitions, net sales decreased by 12.6% in the second quarter, or 12.2% excluding the impact of foreign exchange. The decline in revenues reflects lower sales at U-Line due to the prior year favorable impact of a new product launch and lower sales at Viking impacted by the 2015 recall of certain legacy products manufactured prior to acquisition.
  Gross profit in the second quarter increased to $233.5 million from $172.9 million, reflecting the impact of increased sales from acquisitions. The gross margin rate increased to 40.2% from 39.6%. The gross margin rate for the quarter was impacted by lower gross margins at the recent acquisition of AGA. Excluding the impact of AGA, the gross margin rate would have increased to 41.6% for the current quarter. Improved margins at all three business segments resulted from favorable sales mix and the benefit of efficiency gains, including results from integration initiatives.
  Operating income increased 34.2% in the second quarter to $111.9 million from $83.4 million in the prior year quarter. Operating income during the 2016 second quarter included $6.4 million of restructuring charges related to acquisition integration initiatives associated with AGA, as compared to $1.5 million in charges in the 2015 second quarter related to Viking restructuring initiatives.
  Non-cash expenses included in operating income during the second quarter of 2016 amounted to $22.2 million, including $6.6 million of depreciation, $9.4 million of intangible amortization and $6.2 million of non-cash share based compensation.
  Other income in the quarter was $3.8 million compared to $0.4 million in the prior year quarter, consisting mainly of foreign exchange gains.
  The provision for income taxes during the second quarter amounted to $36.8 million, at an effective rate of 33.5%, as compared to a $25.4 million provision at a 31.9% effective rate in the prior year quarter. The prior year quarter effective rate included non-recurring foreign tax benefits.
  Net earnings per share increased 34.7% to $1.28 in the second quarter as compared to $0.95 in the prior year quarter. Restructuring expenses reduced net earnings per share by $0.07 and $0.02 in the 2016 and 2015 second quarter periods, respectively.
  Total debt at the end of the second quarter amounted to $916.3 million as compared to $766.1 million at the end of the fiscal 2015. Second quarter debt reflected the funding of the Follett acquisition completed on May 31, 2016.

Selim A. Bassoul Chairman and Chief Executive Officer, commented, “We realized solid sales growth at the Commercial Foodservice Equipment Group in the second quarter as business internationally continued to remain positive with double digit growth. Domestically we have strong demand from our restaurant chain customers that continue to adopt our innovative equipment solutions; however the first half of 2016 was comparatively challenging due to several large chain rollouts that occurred in the first half of 2015.”

“We also realized strong sales growth in the second quarter at the Food Processing Equipment Group given the large backlog we carried into 2016, which translated into second quarter sales. Incoming order rates also continued to be solid as we realized continued demand for our innovative equipment solutions as customers remain focused on increasing production capacities and improving efficiencies in their operations. We also made further progress toward our profitability initiatives at this segment and realized continued expansion of gross margins and EBITDA margins.” said Mr. Bassoul.

Mr. Bassoul continued, “At our Residential Kitchen Equipment Group, the second quarter organic sales decline reflects the impact of lower revenues at U-Line as we overlap new product introductions in the first half of the prior year. Also we had the continuing residual impact of the prior year product recall at Viking related to products manufactured during the previous ownership. Despite this continuing impact, we remain confident about prospects at Viking given the substantial investments we have made in new products, quality and after sales service, which we expect will support future sales growth.”

Mr. Bassoul added, “We continue to focus on our profit improvement initiatives at the recent acquisition of AGA Rangemaster Group and its related portfolio of premium residential brands, including AGA, Rangemaster, La Cornue, Marvel, Mercury, Falcon, Rayburn, Stanley, Grange and Fired Earth. We realized improvement in EBITDA margins which expanded during the second quarter and anticipate this business will achieve double digit EBITDA margins in the second half of the year.”

Mr. Bassoul concluded, “We are also very excited to have recently announced the acquisition of Follett, a leader in ice machines and dispensing equipment. Follett is well recognized as an industry leader in innovation and product performance. The acquisition is highly complementary to our growing beverage platform and provides for combined opportunities with our major restaurant chain customers, as well as expansion opportunities in international markets.”

Conference Call

A conference call will be held at 10:00 a.m. Central time on August 11, 2016 and can be accessed by dialing (888) 391-6937 or (315) 625-3077 and entering conference code 61236206#. The conference call is also accessible through the Investor Relations section of the company website at www.middleby.com. A replay of the conference call will be available two hours after the conclusion of the call by dialing (855) 859-2056 or (404) 537-3406 and entering conference code 61236206#.

Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used in the commercial foodservice, food processing, and residential kitchen equipment industries. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, Celfrost®, Concordia®, CookTek®, CTX®, Desmon®, Doyon®, Eswood®, frifri®, Follett®, Giga®, Goldstein® , Holman®, Houno®, IMC®, Induc®, Jade®, Lang®, Lincat®, MagiKitch'n®, Market Forge®, Marsal®, Middleby Marshall®, MPC®, Nieco®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, TurboChef® and Wells® and Wunder-Bar®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions®, Cozzini®, Danfotech®, Drake®, Maurer-Atmos®, MP Equipment®, RapidPak®, Spooner Vicars®, Stewart Systems® and Thurne®. The company’s leading equipment brands serving the residential kitchen industry include AGA®, AGA Cookshop®, Brigade®, Falcon®, Fired Earth®, Grange®, Heartland®, La Cornue®, Leisure Sinks®, Lynx®, Marvel®, Mercury®, Rangemaster®, Rayburn®, Redfyre®, Sedona®, Stanley®, TurboChef®, U-Line® and Viking®.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended		Six Months Ended
	2nd Qtr, 2016	2nd Qtr, 2015	2nd Qtr, 2016	2nd Qtr, 2015
Net sales	$580,456	$436,291	$1,096,811	$842,887
Cost of sales	346,954	263,402	666,536	512,436

Gross profit	233,502	172,889	430,275	330,451

Selling & distribution expenses	58,025	45,332	111,714	92,441
General & administrative expenses	57,174	42,719	113,277	81,993
Restructuring expenses	6,390	1,478	6,996	6,077

Income from operations	111,913	83,360	198,288	149,940

Interest expense and deferred financing amortization, net	6,059	4,048	11,335	7,797
Other (income) expense, net	(3,838)	(366)	(4,638)	4,195

Earnings before income taxes	109,692	79,678	191,591	137,948

Provision for income taxes	36,801	25,411	64,162	45,450

Net earnings	$72,891	$54,267	$127,429	$92,498

Net earnings per share:

Basic	$1.28	$0.95	$2.23	$1.62

Diluted	$1.28	$0.95	$2.23	$1.62

Weighted average number shares:

Basic	57,022	56,963	57,037	56,940

Diluted	57,022	56,965	57,037	56,941

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Jul 2, 2016	Jan 2, 2016
ASSETS

Cash and cash equivalents	$ 74,031	$55,528
Accounts receivable, net	316,797	282,534
Inventories, net	389,878	354,150
Prepaid expenses and other	46,009	39,801
Prepaid taxes	8,270	11,426
Current deferred taxes	-	51,723
Total current assets	834,985	795,162

Property, plant and equipment, net	216,097	199,750
Goodwill	1,051,954	983,339
Other intangibles, net	792,945	749,430
Long-term deferred tax assets	11,341	11,438
Other assets	24,348	22,032

Total assets	$ 2,931,670	$2,761,151

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$ 53,755	$32,059
Accounts payable	158,115	157,758
Accrued expenses	305,522	320,154
Total current liabilities	517,392	509,971

Long-term debt	862,571	734,002
Long-term deferred tax liability	67,433	113,010
Accrued pension benefits	166,864	207,564
Other non-current liabilities	32,483	29,774

Stockholders’ equity	1,284,927	1,166,830

Total liabilities and stockholders’ equity	$ 2,931,670	$2,761,151

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations
(847) 429-7756
or
Tim FitzGerald, Chief Financial Officer
(847) 429-7744